ISSUANCE AGREEMENT

ISSUANCE AGREEMENT (the “Agreement”) dated as of May 2, 2017, is entered into by and among Sichenzia Ross Ference Kesner LLP (“SRFK”) and Orbital Tracking Corp. (the “Company” and, collectively with SRFK, the “Parties”).

WHEREAS, the Company and SRFK entered into an engagement agreement dated January 23, 2015 (the “Engagement Agreement”), pursuant to which, among other things, the Company agreed that, if it issued securities in a financing in which the Company receives aggregate gross proceeds of at least $100,000 (a “Qualified Financing”), SRFK would be entitled to receive, in addition to the securities issued under the Engagement Agreement, such securities that are offered or provided upon the same terms and conditions to the investors in the Qualified Financing as if it had invested $70,000 in the Qualified Financing (the “Anti-Dilution Securities”);

WHEREAS, SRFK previously waived its right to receive Anti-Dilution Securities in connection with the Company’s October 2016 financing (the “2016 Financing”); and

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), SRFK desires to exchange the Company’s further obligations to issue Anti-Dilution Securities under the Engagement Agreement, and the Company desires to issue the securities as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Payment by the Company. The Company will issue to SRFK upon closing of its offering of Series J Preferred Stock, shares of its newly designated Series K Preferred Stock that shall be convertible into an aggregate of 978,561 shares of common stock (the “Settlement Securities”).

2.	Waiver and Release by SRFK. SRFK hereby waives the further issuance of any Anti-Dilution Securities under the Engagement Agreement. In addition to, and not in limitation of the foregoing sentence, SRFK, on behalf of itself, its predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns, and its and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns, and successors in interest, and all persons acting by, through, under, or in concert with them, and each of them, hereby release and discharge the Company, together with their predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns and its and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns and successors in interest, and all persons acting by, through, under or in concert with them, and each of them, from all known and unknown charges, complaints, claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, wages, medical costs, pain and suffering, mental anguish, emotional distress, expenses (including attorneys’ fees and costs actually incurred), and punitive damages, of any nature whatsoever, known or unknown, which SRFK has, or may have had, against the Company, whether or not apparent or yet to be discovered, or which may hereafter develop, for any acts or omissions related to or arising from the Engagement Agreement, including the issuance of any securities in connection with the 2016 Financing.

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3.	Release by Company. The Company, on behalf of itself, its predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns, and its and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns, and successors in interest, and all persons acting by, through, under, or in concert with them, and each of them, hereby release and discharge SRFK, together with its predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns and its and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns and successors in interest, and all persons acting by, through, under or in concert with them, and each of them, from all known and unknown charges, complaints, claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, wages, medical costs, pain and suffering, mental anguish, emotional distress, expenses (including attorneys’ fees and costs actually incurred), and punitive damages, of any nature whatsoever, known or unknown, which he Company and such persons has, or may have had, against SRFK and such persons, whether or not apparent or yet to be discovered, or which may hereafter develop, for any acts or omissions related to or arising from the Engagement Agreement.

4.	Accredited Investor Representation. SRFK represents and warrants that it is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, and it is able to bear the economic risk of an investment in the Company’s securities.

5.	Rule 144 Acknowledgments. Pursuant to Rule 144 promulgated by the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act and the rules and regulations promulgated thereunder as such Rule 144 may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule 144, the holding period of the Settlement Securities tacks back to January 23, 2015, the date of the Engagement Agreement. The Company agrees not to take a position contrary to this paragraph.

6.	Securities Law Exemptions. Assuming the accuracy of the representations and warranties of SRFK contained herein, the offer and issuance by the Company of the Settlement Securities is exempt from registration under the Securities Act. The offer and issuance of the Settlement Securities is exempt from registration under the Securities Act pursuant to the exemption provided by Section 3(a)(9) thereof. The Company covenants and represents to SRFK that neither the Company nor any of its subsidiaries has received, anticipates receiving, has any agreement to receive or has been given any promise to receive any consideration from SRFK or any other party in connection with the transactions contemplated by this Agreement.

7.	Agreement is Legally Binding. The Parties intend this Agreement to be legally binding upon and shall inure to the benefit of each of them and their respective successors, assigns, executors, administrators, heirs and estates. Moreover, the persons and entities referred to in paragraph 2 and 3 above, but not a Party, are third-party beneficiaries of this Agreement.

8.	Entire Agreement. The recitals set forth at the beginning of this Agreement are incorporated by reference and made a part of this Agreement. This Agreement constitutes the entire agreement and understanding of the Parties and supersedes all prior negotiations and/or agreements, proposed or otherwise, written or oral, concerning the subject matter hereof. Furthermore, no modification of this Agreement shall be binding unless in writing and signed by each of the parties hereto.

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9.	New or Different Facts: No Effect. Except as provided herein, this Agreement shall be, and remain, in effect despite any alleged breach of this Agreement or the discovery or existence of any new or additional fact, or any fact different from that which either Party now knows or believes to be true. Notwithstanding the foregoing, nothing in this Agreement shall be construed as, or constitute, a release of any Party’s rights to enforce the terms of this Agreement.

10.	Interpretation. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement. The headings within this Agreement are purely for convenience and are not to be used as an aid in interpretation. Moreover, this Agreement shall not be construed against Party as the author or drafter of the Agreement.

11.	Governing Law and Choice of Forum. This Agreement, the construction, interpretation, and enforcement hereof, and the rights of the Parties with respect to all matters arising hereunder or related hereto shall be determined under, governed by, and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws. Any action to enforce this Agreement shall be brought only in the Borough of Manhattan, New York, New York.

12.	Waiver and Reliance on Representations. The Company has obtained independent legal counsel regarding the advisability of entry into this Agreement and the matters herein. The Company specifically acknowledges that members and attorneys associated with SRFK have previously assisted the Company prior to the date hereof and as a result became creditors and security holders of SRFK, and that Harvey Kesner, a member of SRFK, is the controlling person of Quest Document Solutions LLC and Paradox Capital Partners, LLC. Such persons may also directly or indirectly have an interest in the securities of the Company as a result of the receipt of legal fees or otherwise, and that the Company waives any and all conflicts with respect thereto, including any appearance of conflict, that could exist or arise as a result of such representation or ownership. The Parties represent and acknowledge that in executing this Agreement they did not rely, and have not relied, upon any representation or statement, whether oral or written, made by the other Party or by that other Party’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

13.	Counterparts. This Agreement may be executed by the Parties in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.	Authority to Execute Agreement. By signing below, each Party warrants and represents that the person signing this Agreement on its behalf has authority to bind that Party and that the Party’s execution of this Agreement is not in violation of any By-law, covenants and/or other restrictions placed upon them by their respective entities.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

ORBITAL TRACKING CORP.

By:	/s/ David Phipps
Name:	David Phipps
Title:	Chief Executive Officer

SICHENZIA ROSS FERENCE KESNER LLP

By:	/s/ Harvey Kesner
Name:	Harvey Kesner
Title:	Partner

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